Exhibit 99.1

Pure Cycle Corporation Welcomes Ms. Wanda Abel to its Board of Directors

Denver, Colorado – January 14, 2022 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) held its annual shareholders’ meeting on January 12, 2022. During the meeting we welcomed our first female board member, Ms. Wanda Abel, who joins our impressive list of returning board members Patrick Beirne, Peter Howell, Jeffrey Sheets, Rick Fendel, and Daniel Kozlowski, each of which bring a unique and valuable background to our board. While we welcome Ms. Abel we say farewell to a long-standing member as Mr. Arthur Epker decided not to stand for re-election so he can pursue other activities. Mr. Epker was a valuable member of our board since 2007.

“We will greatly miss the contributions Mr. Epker has made in his 15 years of service as a Board member and wish him nothing but the best in his retirement. We are thrilled to welcome Ms. Abel who brings over 30 years of legal experience representing Pure Cycle as general counsel prior to her retirement from private practice.  Her experience and familiarity with Pure Cycle are irreplaceable and we look forward to her guidance as a board. Wanda will also chair our Nominating and Governance Committee and continue our efforts to increase the diversity of our board” commented Mark Harding, President and CEO. “We continue to recruit board candidates with experience in the various lines of business we operate and look to add diversity in all areas of Pure Cycle and our board. We are extremely fortunate to have some of greatest minds in residential and commercial development, water rights, and SEC experience on our Board who help guide and grow Pure Cycle” concluded Mr. Harding.

About Ms. Abel

Since 1993, Ms. Abel has been a partner at the law firm of Davis Graham & Stubbs LLP, a Denver, Colorado-based firm, where she started as an associate in 1986. She has served as corporate counsel to us since 1990 and as securities counsel from 1990 through 2020. In addition, she has represented both public and private companies in securities matters, mergers and acquisitions, complex commercial agreements, financings, and ventures, and served as in-house counsel for a NYSE listed company. Ms. Abel received a Bachelor of Arts degree and a Master of Library Science from Indiana University and a Juris Doctor degree from the University of Colorado Law School. In determining Ms. Abel’s qualifications to serve on the board of directors, the board has considered, among other things, her expertise in securities law, corporate governance, and complex commercial agreements, in particular her extensive knowledge of and experience with our State Land Board Lease and the other Rangeview Water Agreements. Her long-term knowledge of Pure Cycle and the law will be invaluable for our future growth.

Other Annual Meeting Results

Pure Cycle shareholders were asked to vote on three items at the meeting, (1) election of directors, (2) ratification of our auditor for fiscal 2022, and (3) an advisory vote on executive compensation. Holders of approximately 23.9 million shares of PCYO common stock were entitled to vote at the meeting and approximately 20.2 million shares, or 84.57% of those entitled to vote did so.  All directors were nominated, our fiscal 2022 auditor was ratified, and the advisory vote on the executive compensation plan passed.

With the addition of Ms. Wanda Abel and the retirement of Mr. Arthur Epker, the board appointed Mr. Patrick Beirne as its Chair and appointed the following board members to its three committees:

Fiscal 2022 Board and Committee Membership
Director	Audit Committee	Compensation Committee	Nominating Committee
Patrick Beirne (Board Chair)	X	—	—
Peter Howell	Chair	—	—
Wanda Abel	—	—	Chair
Jeffrey Sheets	—	X	X
Frederick Fendel III	X	X	—
Daniel Kozlowski	—	Chair	X

“We would like the thank the shareholders that voted and have continued to show their support and dedication to the mission and goals of Pure Cycle,” commented Mr. Harding, “we look forward to another great year, and continued progress in our water development, land development and single-family rental segments” concluded Mr. Harding.

Company Information

Pure Cycle continues to diversify its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complement one another. At our core we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017 we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations and adds more customers to our water resource segment.

Additional information including our recent press releases and SEC filings are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or at info@purecyclewater.com. Be sure to follow Pure Cycle on Twitter @purecyclecorp.